UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2011

MONSTER WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34209	13-3906555
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 351-7000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Effective January 27, 2011, Timothy T. Yates stepped down as Chief Financial Officer of Monster Worldwide, Inc. (the “Company”). Mr. Yates will continue with the Company serving as an Executive Vice President and will also remain as a member of the Company’s Board of Directors.

(c)

Effective January 27, 2011, James M. Langrock was appointed to the position of Executive Vice President and Chief Financial Officer. Mr. Langrock will also continue to serve as the Company’s principal accounting officer. Mr. Langrock’s base salary will be $400,000 and his target annual bonus opportunity will be 100% of his annual base salary. In addition, in connection with his appointment as Executive Vice President and Chief Financial Officer, Mr. Langrock received a grant of 40,000 restricted shares of the Company’s common stock, which will vest in four equal annual installments commencing on January 25, 2012.

Mr. Langrock, who is 45 years old, had been the Company’s Senior Vice President, Finance and Chief Accounting Officer since May 15, 2008. Prior to joining the Company, Mr. Langrock was Vice President, Finance of Motorola, Inc.’s Enterprise Mobility Business since January 2007. From May 2005 to January 2007, Mr. Langrock served as the Vice President, Chief Accounting Officer and Corporate Controller at Symbol Technologies, Inc. From December 2003 to May 2005, Mr. Langrock was Symbol’s Vice President — Internal Audit. Before joining Symbol, Mr. Langrock served as Chief Financial Officer at Empress International, Ltd., an importer and wholesale distributor, from May 2002 to November 2003. From 1991 to April 2002, Mr. Langrock held a variety of audit positions at Arthur Andersen LLP, including Senior Manager in the Audit and Business Advisory Practice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.
(Registrant)

By: /s/ Michael C. Miller
Name: Michael C. Miller
Title: Executive Vice President, General Counsel
and Secretary

Date: January 28, 2011